Exhibit 99.3

December 10, 2021

Novus Capital Corporation II
8556 Oakmont Lane
Indianapolis, IN 46260

Consent to Reference in Proxy Statement/Prospectus

Novus Capital Corporation II (the “Company”) has filed a Registration Statement on Form S-4 (Registration No. 333-260307), as amended (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus.

Sincerely,

/s/ Tahsinul Zia Huque
Name: Tahsinul Zia Huque